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                                [NHP LETTERHEAD]



               NHP AND AIMCO ANNOUNCE DEFINITIVE MERGER AGREEMENT;
                      NHP ANNOUNCES DISTRIBUTION OF RIGHTS

[NHP LOGO]                                           Contact: Ann Torre Grant
                                                              EVP and CFO
                                                              (703) 394-2420
                                                              agrant@nhpi.com

VIENNA, VA, APRIL 21, 1997/PRNewswire/--NHP Incorporated (NHP) (NHPI -- Nasdaq) of Vienna, VA announced today that it has entered into a definitive Merger Agreement pursuant to which NHP will be acquired by Apartment Investment and Management Company (AIMCO). Upon completion of the merger, each stockholder of NHP will receive for each share of NHP common stock, at the stockholder's election, either (i) a combination of .37383 shares of AIMCO common and $10.00 cash per share of NHP common stock, or (ii) .74766 shares of AIMCO common stock. The merger is conditioned on the approval of NHP stockholders and AIMCO stockholders, the completion of the transactions between AIMCO and the majority stockholders of NHP described below, and customary state and federal regulatory and other approvals. Donaldson, Lufkin & Jenrette acted as financial advisor to a committee of independent directors of the Board of Directors of NHP in connection with the merger.

AIMCO has separately entered into a Stock Purchase Agreement with Demeter Holdings Corporation (Demeter) and Capricorn Investors, L.P. (Capricorn), who together hold a majority of the outstanding shares of NHP common stock. Pursuant to the Stock Purchase Agreement, AIMCO will acquire all of the NHP common stock currently held by Demeter and Capricorn. AIMCO will pay Demeter $20 in cash per share for 50% of the NHP shares held directly and indirectly by Demeter. For the remainder of Demeter's shares and Capricorn's shares, AIMCO will pay .74766 shares of AIMCO common stock per share of NHP common stock. The closing under the Stock Purchase Agreement is expected to occur in May 1997. Upon completion of AIMCO's purchase of shares held by Demeter and Capricorn, AIMCO will hold a majority of the issued and outstanding shares of NHP common stock. The merger with NHP will, however, require two-thirds of all shares of NHP common stock held by persons other than AIMCO. Stockholder meetings to approve the merger are expected to be held in late summer.

NHP has also been informed that AIMCO is negotiating a definitive agreement with Demeter and Capricorn to acquire interests in certain real estate properties owned or controlled by NHP Partners, Inc., which is controlled by Demeter and Capricorn, most of which properties are managed by NHP pursuant to a long-term property management contract. Both NHP's and AIMCO's obligations to complete the merger are conditioned on signing the definitive agreement relating to the sale of real estate interests and the agreement remaining in effect. As consideration for AIMCO's executing the Merger




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Agreement, NHP has waived, effective May 3, 1997, its right of first refusal to purchase the real estate being sold to AIMCO, subject to the condition that a definitive real estate agreement be signed by AIMCO and Demeter by May 31 on terms substantially in accordance with those described to NHP's Board of Directors.

NHP also announced that it will issue to its stockholders rights to receive a distribution of all of the common stock of NHP Financial Services, Ltd. (NHP Financial) owned by NHP. NHP Financial is a holding company for Washington Mortgage Financial Group, Ltd., which is engaged in the business of commercial mortgage banking. The rights will provide for the issuance of one-third of a share of NHP Financial for each share of NHP common stock at the earlier of the time of the AIMCO merger, or on December 1, 1997, if the merger has not occurred by that date. NHP Financial is currently a wholly owned subsidiary of NHP, but NHP Financial is expected to issue shares constituting approximately 11.5% of its common equity in a private transaction on or shortly after the distribution to NHP stockholders. NHP has received a commitment, subject to certain conditions, to purchase 546,498 shares of NHP Financial for an aggregate purchase price of $5 million on or shortly after the distribution, which is equivalent to $9.15. The distribution is also conditioned on the consent of lenders under NHP's credit agreement. As a result of the distribution, each holder of shares of NHP common stock at the time of the AIMCO merger will receive the merger consideration described above plus shares in NHP Financial.

Pursuant to the Stock Purchase Agreement with AIMCO, Demeter and Capricorn will receive the shares of NHP Financial they would have received if the distribution had occurred prior to the transfer of their NHP shares to AIMCO. The rights will be distributed approximately May 9 to stockholders of record of NHP on May 2, 1997.

NHP provides a broad array of real estate services including property management of over 135,000 apartments nationwide, asset management, equity investments, mortgage financing and servicing through NHP Financial, as well as a growing group of related services including group purchasing, risk management and home health care. NHP went public in August, 1995 at $13 per share.


RELEASE 97-8